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                                                           Exhibit 99(a)(5)(iv)


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                                                         PRESS RELEASE
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[GRAPHIC OMMITTED]


         PERKINS PAPERS LTD. EXTENDS TENDER OFFER FOR WYANT CORPORATION

CANDIAC (QUEBEC) OCTOBER 13, 2000 -- Perkins Papers Ltd. (TSE, symbol: PKN) announced today that Perkins Acquisition Corp., a wholly owned subsidiary of Perkins Papers Ltd., is extending its tender offer to acquire all outstanding shares of common stock of Wyant Corporation (NASDAQ SmallCap, symbol: WYNT) to 12:00 midnight, New York City time, on Thursday, October 19, 2000. The tender offer was previously scheduled to expire at 12:00 midnight, New York City time, on Thursday, October 12, 2000.

As of the close of business on October 12, 2000, approximately 2,185,241 shares, including guaranteed deliveries, of Wyant Corporation common stock have been validly tendered and not withdrawn pursuant to the tender offer, representing approximately 96.2% of the 2,270,617 shares of common stock issued and outstanding.

Perkins Acquisition Corp. is extending the offer to allow for the completion of the study respecting the "potential accounting irregularities" disclosed by Wyant Corporation in the press release it issued on October 2, 2000. In response to that press release, Perkins announced in its October 3 press release that

         Perkins is currently studying the potential impact of this information on its tender offer announced on August 30, 2000, and commenced on September 8, 2000, for all outstanding shares of the common stock of Wyant Corporation. Once this study is completed, Perkins will promptly announce its effect, if any, on the tender offer.

As a consequence of the extension of the expiration date, holders of Wyant Corporation common stock may tender or withdraw shares until 12:00 midnight, New York City time, on Thursday, October 19, 2000, unless the offer is further extended.

The tender offer is being made through, and the foregoing is qualified in its entirety by reference to, Perkins's Offer to Purchase, dated September 8, 2000, as amended on September 21 (Amendment No. 1) and September 25 (Amendment No. 2) and the related letter of transmittal. Wyant Corporation stockholders should read such documents completely prior to making any decision respecting the tender offer.

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Perkins Papers Ltd. is the second largest producer of tissue paper in Canada and the seventh largest in North America. Perkins operates six mills and converting plants, five of which are located in Quebec and one in North Carolina, with a workforce of 950 employees. Perkins's industrial infrastructure includes eight paper machines with a combined annual capacity of 262,000 short tonnes of tissue paper. The Corporation also operates 38 converting units. A large share of its production is converted into finished and semi-finished products such as bathroom tissue, household towels, facial


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                                                         PRESS RELEASE
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tissue, napkins and hand towels. To complete its product lines, Perkins also produces folding cartons and kraft paper bags. The Company sells its products under its own brand names such as, Cascades(R), Satin Soft(R), Doucelle(R), Decor(R), North River(R), Perkins(R) and Horizon(R) as well as under private labels. Perkins trades on the Toronto Stock Exchange under the symbol PKN.

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FOR FURTHER INFORMATION:

Ms. Suzanne Blanchet                      Mr. Andre Belzile
President and Chief Executive Officer     Vice-President and CFO
Perkins Papers Ltd.                       Cascades Group
(450) 444-6400                            (514) 282-2600
sblanchet@perkins.ca                      abelzile@cascades.com

WEB SITE:  www.perkins.ca